                               CIRCON CORPORATION

                            MANAGEMENT RETENTION PLAN


Introduction

     It is expected that Circon Corporation (the "Company") from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to key employees and can cause such employees to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of these employees, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     The Board believes that it is in the best interests of the Company and its stockholders to provide these employees with an incentive to continue their employment and to motivate these employees to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

     The Board believes that it is imperative to provide these employees with
(i) certain retention benefits payable upon remaining in the employ of the Company for a specified period following a Change of Control, and (ii) certain severance benefits upon termination of employment following a Change of Control. These benefits provide these employees with enhanced financial security and provide efficient incentive and encouragement to these employees to remain with the Company notwithstanding the possibility or occurrence of a Change of Control.

     Accordingly, the following plan has been developed and adopted.

                                    ARTICLE I

                              ESTABLISHMENT OF PLAN

     1. ESTABLISHMENT OF PLAN. As of the Effective Date, the Company hereby establishes a management retention plan to be known as the "Management Retention Plan" (the "Plan"), as set forth in this document. The purposes of the Plan are as set forth in the Introduction.

     2. APPLICABILITY OF PLAN. Subject to the terms of this Plan, the benefits provided by this Plan shall be available to those Employees of the Company who, on or after the Effective Date, receive a Notice of Participation.

     3. CONTRACTUAL RIGHT TO BENEFITS. Subject to the terms of this Plan, this Plan and the Notice of Participation establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled pursuant to the terms thereof, enforceable by the Participant against the Company.

                                   ARTICLE II

                          DEFINITIONS AND CONSTRUCTION

     1. DEFINITIONS. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the term is capitalized.

          (a) ANNUAL COMPENSATION. "Annual Compensation" shall mean an amount equal to the sum of (i) the Participant's Company annual base salary as in effect immediately preceding the Change of Control, and if so specified in the Participant's Notice of Participation, (ii) the Participant's 100% Target Bonus amount for the Company's fiscal year in which the Change of Control occurs.

          (b) CAUSE. "Cause" shall mean (i) any act of personal dishonesty taken by the Participant in connection with his responsibilities as an Employee and intended to result in substantial personal enrichment of the Participant,
(ii) the Participant's conviction of a felony, (iii) a willful act by the Participant which constitutes gross misconduct and which is injurious to the Company, or (iv) continued substantial violations by the Participant of the Participant's employment duties which are demonstrably willful and deliberate on the Participant's part after there has been delivered to the Participant a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that the Participant has not substantially performed his duties.

          (c) CHANGE OF CONTROL. "Change of Control" shall mean the occurrence of any of the following events:

                 (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty


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percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                (iv) the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

          (d) CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (e) COMPANY. "Company" shall mean Circon Corporation, any subsidiary corporations, any successor entities as provided in Article IX hereof, and any parent or subsidiaries of such successor entities.

          (f) DISABILITY. "Disability" shall mean that the Participant has been unable to perform his duties as an Employee as the result of incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Participant's employment. In the event that the Participant resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

          (g) EFFECTIVE DATE. "Effective Date" shall mean the date the Plan is approved by the Board.

          (h) EMPLOYEE. "Employee" shall mean an individual employed by the Company.

          (i) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (j) HEALTH CARE CONTINUATION PERIOD. "Health Care Continuation Period" shall mean the period set forth in a Participant's Notice of Participation.

          (k)  INVOLUNTARY TERMINATION.  "Involuntary Termination" shall mean
(i) without the Participant's express written consent, the significant reduction of the Participant's duties or responsibilities relative to the Participant's duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Circon remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an "Involuntary Termination;" (ii) a reduction by the Company in the annual base salary or in the maximum dollar amount of potential annual cash bonuses relative to the annual base salary and maximum dollar amount of potential annual

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cash bonuses as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Participant is entitled immediately prior to such reduction with the result that the Participant's overall benefits package is significantly reduced; (iv) the relocation of the Participant to a facility or a location more than 35 miles from the Participant's then present location, without the Participant's express written consent; (v) any purported termination of the Participant by the Company which is not effected for Disability or for Cause; or (vi) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Article IX below.

          (l) NOTICE OF PARTICIPATION. "Notice of Participation" shall mean an individualized written notice of participation in the Plan from an authorized Employee of the Company.

          (m) PARTICIPANT. "Participant" shall mean an individual who meets the eligibility requirements of Article III.

          (n) PLAN. "Plan" shall mean this Circon Corporation Management Retention Plan.

          (o) PRO-RATED BONUS AMOUNT. "Pro-Rated Bonus Amount" shall mean, with respect to each Participant designated as eligible to receive such a payment in their Notice of Participation, 100% of such Participant's Target Bonus as in effect for the fiscal year in which the Change of Control occurs, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days prior to occurrence of the Change of Control during such fiscal year, and the denominator of which shall be three-hundred and sixty-five.

          (p) RETENTION PAYMENT. "Retention Payment" shall mean the payment of retention compensation as provided in Article VI hereof.

          (q) RETENTION PAYMENT PERCENTAGE. "Retention Payment Percentage" shall mean, for each Participant, the Retention Payment Percentage set forth in such Participant's Notice of Participation.

          (r) SEVERANCE PAYMENT. "Severance Payment" shall mean the payment of severance compensation as provided in Article IV hereof.

          (s) SEVERANCE PAYMENT PERCENTAGE. "Severance Payment Percentage" shall mean, for each Participant, the Severance Payment Percentage set forth in such Participant's Notice of Participation.

          (t) SEVERANCE WINDOW PERIOD. "Severance Window Period" means the period, not to exceed twenty-four (24) months, set forth in a Participant's Notice of Participation.

          (u) TARGET BONUS. "Target Bonus" shall mean the target incentive bonus award relating to the achievement of the Participant's target specified under the Company's formal annual incentive bonus plan.

                                   ARTICLE III

                                   ELIGIBILITY

          Each Employee who is designated by the Board and who signs and timely returns to the Company a Notice of Participation shall be a Participant in the Plan. A Participant shall cease to be a Participant in the Plan when he or she ceases to be an Employee, unless such Participant is entitled to benefits hereunder. A Participant entitled to benefits hereunder shall remain a Participant in the Plan until the full amount of the benefits have been delivered to the Participant.

                                   ARTICLE IV

                               SEVERANCE BENEFITS

     1.   RIGHT TO SEVERANCE BENEFITS.

          (a) TERMINATION FOLLOWING A CHANGE OF CONTROL. If a Participant's employment terminates at any time within the Participant's Severance Window Period after a Change of Control, then, subject to Article VII hereof, the Participant shall be entitled to receive severance benefits as follows:

                 (i) SEVERANCE PAY UPON INVOLUNTARY TERMINATION WITHIN NINETY DAYS FOLLOWING A CHANGE OF CONTROL. If the Participant's employment is terminated as a result of Involuntary Termination other than for Cause within ninety (90) days following a Change of Control, then the Participant shall be entitled to receive a Severance Payment which equals (i) the product obtained by multiplying the Participant's Severance Payment Percentage times the Participant's Annual Compensation, plus (ii) the product obtained by multiplying the Retention Payment Percentage times the Participant's Annual Compensation, plus (iii) if and only if (A) the Participant's Notice of Participation designates him or her as eligible to receive a Pro-Rated Bonus Amount, and (B) no Pro-Rated Bonus Amount has been paid to such Participant pursuant to Article V, the Pro-Rated Bonus Amount.

     EXAMPLE: A Change of Control is consummated on June 15, 1997. Participant is Involuntarily Terminated other than for Cause as of July 1, 1997. Participant's Annual Compensation is $150,000. The Severance Payment Percentage set forth in the Participant's Notice of Participation is 100%. The Retention Payment Percentage set forth in the Participant's Notice of Participation is 50%. Participant's Notice of Participation designates him as eligible to receive a Pro-Rated Bonus Amount. Participant's Notice of Participation designates a twelve-month Severance Window Period. The Company's fiscal year is the calendar year and therefore no Pro-Rated Bonus Amount has been paid pursuant to Article V of the Plan. The Participant's 100% Target Bonus is $30,000. The Participant is entitled to a Severance Payment equal to (i) 100% x $150,000, plus (ii) 50% x $150,000, plus (iii) (166/365) x $30,000 =
     $238,644.

                (ii) SEVERANCE PAY UPON INVOLUNTARY TERMINATION ON OR AFTER NINETY DAYS FOLLOWING A CHANGE OF CONTROL. If the Participant's employment is terminated as a result of Involuntary Termination other than for Cause on or after ninety (90) days following a Change of Control, then the Participant shall be entitled to receive a Severance Payment which equals (i) the product obtained by multiplying the Participant's Severance Payment Percentage times the Participant's Annual Compensation, plus (ii) if and only if (A) the Participant's Notice of Participation designates him or her as eligible to receive a Pro-Rated Bonus Amount, and (B) no Pro-Rated Bonus Amount has been paid to such Participant pursuant to Article V, the Pro-Rated Bonus Amount.

     EXAMPLE: A Change of Control is consummated on June 15, 1997. Participant is Involuntarily Terminated Other than for Cause as of October 1, 1997. Participant's Annual Compensation is $150,000. The Severance Payment Percentage set forth in the Participant's Notice of Participation is 100%. Participant's Notice of Participation designates him as eligible to receive a Pro-Rated Bonus Amount. Participant's Notice of Participation designates a twelve-month Severance Window Period. The Company's fiscal year is the calendar year and therefore no Pro-Rated Bonus Amount has been paid pursuant to Article V of the Plan. The Participant's 100% Target Bonus is $30,000. The Participant is entitled to a Severance Payment equal to (i) 100% x $150,000, plus (ii) (166/365) x $30,000 = $163,644.

               (iii) CONTINUED EMPLOYEE BENEFITS UPON INVOLUNTARY TERMINATION FOLLOWING A CHANGE OF CONTROL. If the Participant's employment is terminated as a result of Involuntary Termination other than for Cause, then the Participant shall receive health, dental and life insurance coverage at the same level of coverage as was provided to such Participant immediately prior to the Change of Control, with the same percentage of the premiums for such insurance coverage paid for by the Company as was paid for by the Company on behalf of such Participant immediately prior to the Change of Control (together with the benefits provided pursuant to the following sentence, the "Company-Paid Coverage"). If such coverage included the Participant's dependents immediately prior to the Change of Control, then such dependents shall also be covered under the same terms as set forth in the preceding sentence. Company-Paid Coverage shall continue until the earlier of (i) the Health Care Continuation Period, or
(ii) the date that the Participant and his or her covered dependents become covered under another employer's health, dental and life insurance plans providing comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for Participant and his or her covered dependents shall be the date upon which Company-Paid Coverage terminates. Company-Paid Coverage shall be provided under either, at the Company's discretion, (i) the Company's plans, or (ii) no less favorable plans or arrangements secured by the Company.

                (iv) VOLUNTARY RESIGNATION; TERMINATION FOR CAUSE. If the Participant's employment terminates by reason of the Participant's voluntary resignation (and is not an Involuntary Termination), or if the Participant is terminated for Cause, then the Participant shall not be entitled to receive severance benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such termination other than under this Plan.

                 (v) DISABILITY; DEATH. If the Company terminates the Participant's employment as a result of the Participant's Disability, or such Participant's employment is terminated due to the death of the Participant, then the Participant shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such Disability or death; provided, however, that Participant shall still be eligible to receive a Retention Payment pursuant to the terms of Article VI.

          (b) TERMINATION APART FROM CHANGE OF CONTROL. In the event that a Participant's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twenty-four (24)-month period following a Change of Control, then the Participant shall be entitled to receive severance benefits only as may then be established under the Company's existing severance and benefit plans and policies at the time of such termination other than this Plan.

     2. TIMING OF SEVERANCE PAYMENTS. Any Severance Payment to which a Participant is entitled shall be paid by the Company in a lump sum within ten
(10) business days after the Participant's termination date.

                                    ARTICLE V

                         PRO-RATED BONUS AMOUNT PAYMENTS

     1. RIGHT TO PRO-RATED BONUS AMOUNT PAYMENTS. If a Participant (i) is designated as eligible to receive a Pro-Rated Bonus Amount in his or her Notice of Participation, and (ii) remains employed by the Company through the last day of Circon Corporation's fiscal year in which a Change of Control occurs, then, subject to Article VII hereof, the Participant shall be entitled to receive the Pro-Rated Bonus Amount.

     EXAMPLE: Participant's Notice of Participation designates him as eligible to receive a Pro-Rated Bonus Payment Amount. The Company's fiscal year is the calendar year. A Change of Control is consummated on June 15, 1997. Participant remains employed with the Company through December 31, 1997.
     Participant's 100% Target Bonus is $30,000.   The Participant is entitled
     to a Pro-Rated Bonus Amount payment equal to (166/365) x $30,000 = $13,644.

     2. TIMING OF PRO-RATED BONUS AMOUNT PAYMENTS. Any Pro-Rated Bonus Amount to which a Participant is entitled shall be paid by the Company in a lump sum within ten (10) business days after the last day of Circon Corporation's fiscal year in which a Change of Control occurs.

     3. PRO-RATED BONUS AMOUNT PAYMENTS IN LIEU OF TARGET BONUS OTHERWISE PAYABLE. The payment of any Pro-Rated Bonus Amount under this Article V or as part of a Severance Payment under Article IV shall replace in its entirety and be in lieu of any payment to the Participant under the Company's annual incentive bonus plan for the year in which a Change of Control occurs, except for any payments under bonus plans adopted by the Company following a Change of Control.

                                   ARTICLE VI

                               RETENTION PAYMENTS

     1. RIGHT TO RETENTION PAYMENTS. If (i) a Participant remains employed by the Company for ninety (90) days after a Change of Control, (ii) a Participant's employment with the Company is terminated due to the death or Disability of the Participant following a Change of Control but prior to ninety days after a Change of Control, then, subject to Article VII hereof, the Participant shall be entitled to receive a Retention Payment equal to the product obtained by multiplying the Participant's Retention Payment Percentage times the Participant's Annual Compensation.

     EXAMPLE: A Change of Control is consummated on June 15, 1997. Participant remains employed with the Company for ninety (90) days following the Change
     of Control.   Participant's Annual Compensation is $150,000.  The Retention
     Payment Percentage set forth in the Participant's Notice of Participation is 50%. The Participant is entitled to a Retention Payment equal to 50% x $150,000 = $75,000.

     2. TIMING OF RETENTION PAYMENTS. Any Retention Payment to which a Participant is entitled shall be paid by the Company in a lump sum within ten
(10) business days after the ninetieth (90th) day after a Change of Control.

                                   ARTICLE VII

          GOLDEN PARACHUTE EXCISE TAX AND NON-DEDUCTIBILITY LIMITATIONS

      Except if specifically otherwise set forth in a Participant's Notice of Participation, in the event that the benefits under this Plan, when aggregated with any other payments or benefits received by a Participant, would
(i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Article VII, would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant's Plan benefits shall be reduced to such lesser amount or degree as would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code. Unless the Company and the Participant otherwise agree in writing, any determination required under this Article VII shall be made in writing by the same firm of independent public accountants who were employed by the Company immediately prior to the Change of Control (the "Accountants"), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Article VII, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Article VII. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article VII.

                                  ARTICLE VIII

                         EMPLOYMENT STATUS; WITHHOLDING

     1. EMPLOYMENT STATUS. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Company's policies regarding termination of employment. The Participant's employment is and shall continue to be at-will, as defined under applicable law. If the Participant's employment with the Company or a successor entity terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be available in accordance with the Company's established employee plans and practices or other agreements with the Company at the time of termination.

     2. TAXATION OF PLAN PAYMENTS. All amounts paid pursuant to this Plan shall be subject to regular payroll and withholding taxes.

                                   ARTICLE IX

                     SUCCESSORS TO COMPANY AND PARTICIPANTS

     1. COMPANY'S SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Plan by operation of law.

     2. PARTICIPANT'S SUCCESSORS. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                                    ARTICLE X

                       DURATION, AMENDMENT AND TERMINATION

     1. DURATION. This Plan shall terminate on August 20, 1998 unless (i) extended by the Board, or (ii) a Change of Control occurs prior to August 20, 1998. If a Change of Control occurs prior to August 20, 1998, then this Plan shall terminate upon the earlier of (i) the date that all obligations of the Company or successor entities hereunder have been satisfied, or (ii) twenty-four
(24) months after a Change of Control, unless sooner terminated as provided in this Article X. A termination of this Plan pursuant to the preceding sentences shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits earned by a Participant prior to the termination of this Plan.

     2. AMENDMENT AND TERMINATION. The Board of the Company shall have the discretionary authority to amend the Plan in any respect, including as to the removal or addition of Participants, by resolution adopted by a majority of the Board of the Company, unless a Change of Control has previously occurred. The Plan may be terminated by resolution adopted by a majority of the Board, unless a Change of Control has previously occurred. If a Change of Control occurs, the Plan and the designation of Participants thereto shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

                                   ARTICLE XI

                               PLAN ADMINISTRATION

     1. APPEAL. A Participant or former Participant who disagrees with their allotment of benefits under this Plan may file a written appeal with the designated Human Resources representative. Any claim relating to this Plan shall be subject to this appeal process. The written appeal must be filed within sixty (60) days of the Participant's termination date.

     The appeal must state the reasons the Participant or former Participant believes he or she is entitled to different benefits under the Plan. The designated Human Resources representative shall review the claim. If the claim is wholly or partially denied, the designated Human Resources representative shall provide the Participant or former Participant a written notice of the denial, specifying the reasons the claim was denied. Such notice shall be provided within ninety (90) days of receiving the written appeal.

     If the claim is denied, in whole or in part, the Participant may request a review of the denial at any time within ninety (90) days following the date the Participant received written notice of the denial of his or her claim. For purposes of this subsection, any action required or authorized to be taken by the Participant may be taken by a representative authorized in writing by the Participant to represent him or her. The designated Human Resources representative shall afford the Participant a full and fair review of the decision denying the claim and, if so requested, shall:

          (a) Permit the Participant to review any documents that are pertinent to the claim;

          (b) Permit the Participant to submit to the designated Human Resources representative issues and comments in writing; and

          (c) The decision on review by the designated Human Resources representative shall be in writing and shall be issued within 60 days following receipt of the request for review. The decision on review shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision of the designated Human Resources representative is based.

     2. ARBITRATION. If the appeal of a Participant or former Participant is denied, or if the outcome of said appeal is unsatisfactory to the Participant or former Participant, the sole remedy hereunder shall be arbitration as set forth below. Any dispute or controversy arising under or in connection with the Plan shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect, conducted before a panel of three arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of his or her job with the Company. In consideration for the Participant's or former Participant's waiver of their right to litigate any such dispute or controversy in a court of law, and notwithstanding any contrary provisions of California law regarding allocation of attorney fees, costs and expenses in arbitration proceedings, the Company agrees to pay, on a monthly basis, the reasonable attorney fees, costs and expenses (with such reasonableness determined by the arbitrator) incurred in good faith by the Participant or former Participant in connection with any such arbitration regardless of the outcome of the arbitration. Judgment may be entered on the arbitrator's award in any court having jurisdiction. If the Participant or former Participant is the prevailing party or recovers any damages in such arbitration, he or she shall be entitled to receive, in addition thereto, pre-judgment and post-judgment interest. Punitive damages shall not be awarded.

                                   ARTICLE XII

                                     NOTICE

     1. GENERAL. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

     2. NOTICE OF TERMINATION BY THE COMPANY. Any termination by the Company of the Participant's employment with the Company at any time within twenty-four
(24) months following a Change of Control shall be communicated by a notice of termination to the Participant at least five (5) days prior to the date of such termination (or at least thirty (30) days prior to the date of a termination by reason of the Participant's Disability). Such notice shall indicate the specific termination provision or provisions in this Plan relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, and shall specify the termination date.

     3. NOTICE BY THE PARTICIPANT OF INVOLUNTARY TERMINATION BY THE COMPANY. In the event that the Participant determines that an Involuntary Termination has occurred at any time within twenty-four (24) months following a Change of Control, the Participant shall give written notice that such Involuntary Termination has occurred. Such notice shall be delivered by the Participant to the Company within ninety (90) days following the date on which such Involuntary Termination occurred, shall indicate the specific provision or provisions in this Plan upon which the Participant relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by the Participant to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

     1. NO DUTY TO MITIGATE. The Participant shall not be required to mitigate the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.

     2. SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     3. NO ASSIGNMENT OF BENEFITS. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection shall be void.

     4. TAX WITHHOLDING. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes.

     5. ASSIGNMENT BY COMPANY. The Company may assign its rights under this Plan to an affiliate, and an affiliate may assign its rights under this Plan to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment; provided, further, that the

Company shall guarantee all benefits payable hereunder. In the case of any such assignment, the term "Company" when used in this Plan shall mean the corporation that actually employs the Participant.

                                   ARTICLE XIV

                           ERISA REQUIRED INFORMATION

     1.   PLAN SPONSOR.  The Plan sponsor and administrator is:

               Circon Corporation
               6500 Hollister Avenue
               Santa Barbara, California  93117
               (805) 685-5100

     2.   DESIGNATED AGENT.  Designated agent for service of process:

               General Counsel
               Circon Corporation
               6500 Hollister Avenue
               Santa Barbara, California 93117

     3.   PLAN RECORDS.  Plan records are kept on a fiscal year basis.

     4.   PLAN FUNDING.  The Plan is funded from the Company's general assets.

                  CIRCON CORPORATION MANAGEMENT RETENTION PLAN

                       NOTICE OF PARTICIPATION  [LEVEL I]

TO:  Richard A. Auhll

DATE:

     The Board of Directors of the Company has designated you as a Participant in the Circon Corporation Management Retention Plan (the "Plan"), a copy of which is attached hereto. The terms and conditions of your participation in the Plan are as set forth in the Plan and herein. The variables relating to your Plan participation are as follows:

100% TARGET BONUS AMOUNT INCLUDED IN DEFINITION OF ANNUAL COMPENSATION -  Yes

SEVERANCE WINDOW PERIOD - Twenty-four months

SEVERANCE PAYMENT PERCENTAGE -  167%

HEALTH CARE CONTINUATION PERIOD -  Two and one-half years

RETENTION PAYMENT PERCENTAGE -   83%

PRO-RATED BONUS AMOUNT ELIGIBILITY -  Yes

GOLDEN PARACHUTE EXCISE TAX TREATMENT -

     Instead of the limitation set forth in Article VII of the Plan, the following provisions shall apply:

     In the event that the benefits provided for in the Plan, when aggregated with any other payments or benefits received by you, would (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then your Plan benefits shall be either

          (a)  delivered in full, or

          (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this paragraph shall be made in writing by the same firm of independent public accountants who were employed by the Company immediately prior to the Change of Control (the "Accountants") whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

     If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below. Please return the signed copy of this Notice of Participation within ten (10) days of the date set forth above to:

                    Bruce Thompson
                    Circon Corporation
                    6500 Hollister Avenue
                    Santa Barbara, California 93117

Your failure to timely remit this signed Notice of Participation will result in your removal from the Plan. Please retain a copy of this Notice of Participation, along with the Plan, for your records.


Date:                                   Signature:
     ----------------                             -----------------------------

                  CIRCON CORPORATION MANAGEMENT RETENTION PLAN

                       NOTICE OF PARTICIPATION  [LEVEL II]

TO:  [NAME OF PARTICIPANT]

DATE:

     The Board of Directors of the Company has designated you as a Participant in the Circon Corporation Management Retention Plan (the "Plan"), a copy of which is attached hereto. The terms and conditions of your participation in the Plan are as set forth in the Plan and herein. The variables relating to your Plan participation are as follows:

100% TARGET BONUS AMOUNT INCLUDED IN DEFINITION OF ANNUAL COMPENSATION -  Yes

SEVERANCE WINDOW PERIOD - Twenty-four months

SEVERANCE PAYMENT PERCENTAGE -  133%

HEALTH CARE CONTINUATION PERIOD -  Two Years

RETENTION PAYMENT PERCENTAGE -   67%

PRO-RATED BONUS AMOUNT ELIGIBILITY -  Yes

     If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below. Please return the signed copy of this Notice of Participation within ten (10) days of the date set forth above to:

                    Bruce Thompson
                    Circon Corporation
                    6500 Hollister Avenue
                    Santa Barbara, California 93117

Your failure to timely remit this signed Notice of Participation will result in your removal from the Plan. Please retain a copy of this Notice of Participation, along with the Plan, for your records. Should you have any questions regarding this Notice of Participation or the Plan, please do not hesitate to contact Bruce Thompson at 805-961-1650.



Date:                                   Signature:
     ----------------                             ------------------------------

                  CIRCON CORPORATION MANAGEMENT RETENTION PLAN

                      NOTICE OF PARTICIPATION  [LEVEL III]

TO:  [NAME OF PARTICIPANT]

DATE:

     The Board of Directors of the Company has designated you as a Participant in the Circon Corporation Management Retention Plan (the "Plan"), a copy of which is attached hereto. The terms and conditions of your participation in the Plan are as set forth in the Plan and herein. The variables relating to your Plan participation are as follows:

100% TARGET BONUS AMOUNT INCLUDED IN DEFINITION OF ANNUAL COMPENSATION -  Yes

SEVERANCE WINDOW PERIOD - Twenty-four months

SEVERANCE PAYMENT PERCENTAGE -  125%

HEALTH CARE CONTINUATION PERIOD -  One and one-half years

RETENTION PAYMENT PERCENTAGE -   25%

PRO-RATED BONUS AMOUNT ELIGIBILITY -  Yes

     If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below. Please return the signed copy of this Notice of Participation within ten (10) days of the date set forth above to:

                    Bruce Thompson
                    Circon Corporation
                    6500 Hollister Avenue
                    Santa Barbara, California 93117

Your failure to timely remit this signed Notice of Participation will result in your removal from the Plan. Please retain a copy of this Notice of Participation, along with the Plan, for your records. Should you have any questions regarding this Notice of Participation or the Plan, please do not hesitate to contact Bruce Thompson at 805-961-1650.


Date:                                   Signature:
     ----------------                             ------------------------------

                  CIRCON CORPORATION MANAGEMENT RETENTION PLAN

                       NOTICE OF PARTICIPATION  [LEVEL IV]

TO:  [NAME OF PARTICIPANT]

DATE:

     The Board of Directors of the Company has designated you as a Participant in the Circon Corporation Management Retention Plan (the "Plan"), a copy of which is attached hereto. The terms and conditions of your participation in the Plan are as set forth in the Plan. The initially capitalized terms used in this Notice are formally defined in the Plan, so you should look in the Plan for their precise meaning. The variables relating to your Plan participation are as follows:

100% TARGET BONUS AMOUNT INCLUDED IN DEFINITION OF ANNUAL COMPENSATION -  No

SEVERANCE WINDOW PERIOD - Twelve months

SEVERANCE PAYMENT PERCENTAGE -  62.5%

HEALTH CARE CONTINUATION PERIOD -  Nine months

RETENTION PAYMENT PERCENTAGE -   12.5%

PRO-RATED BONUS AMOUNT ELIGIBILITY -  No

     SUMMARY OF BENEFITS

     There are two components to your Plan benefits: (i) retention/severance payments, and (ii) post-employment coverage under the Company's group health and life insurance plans.

     RETENTION/SEVERANCE PAYMENTS

     The total potential retention/severance payment is based on 75% of your annual base salary.

     The retention payment component is equal to one-sixth of the total cash
payment.   It will be earned ninety days following a change of control of the
Company if you have remained employed by the Company or the acquiring entity. The retention payment is also triggered if you are involuntarily terminated without cause or are constructively terminated (all as defined in the Plan) following a change of control but prior to ninety days following a change of control.

     The severance payment component is equal to five-sixths of the total cash payment (for vice-presidents and senior managers). It will be paid only if you are involuntarily terminated without cause or are constructively terminated (again, as defined in the Plan) within twelve months following a change of control.

     POST-EMPLOYMENT BENEFITS

     In the event of an involuntary termination without cause or constructive termination (as defined in the Plan) within twelve months following a change of control, you (and, if covered prior to the change of control, your dependents) will receive continued group health, dental and life insurance coverage. The Company is required to pay the same percentage of the related insurance premiums as were paid prior to the change of control. The Company continues to make these premium payments for a period of nine months, or, if earlier, until you become covered under comparable benefit plans of another employer.

     This Notice is just intended to summarize the Plan provisions and to set forth the variables relating to your participation, not to change the provisions of the Plan. The specific terms and conditions of your participation in the Plan are set forth in the attached Plan.

     If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below. Please return the signed copy of this Notice of Participation within ten (10) days of the date set forth above to:

                    Bruce Thompson
                    Circon Corporation
                    6500 Hollister Avenue
                    Santa Barbara, California 93117

Your failure to timely remit this signed Notice of Participation will result in your removal from the Plan. Please retain a copy of this Notice of Participation, along with the Plan, for your records. Should you have any questions regarding this Notice of Participation or the Plan, please do not hesitate to contact Bruce Thompson at 805-961-1650.



Date:                                   Signature:
     ----------------                             -----------------------------


                                      -20-